Exhibit 10(pp)

May 31, 2006

PERSONAL and CONFIDENTIAL

Mr. William H. Spence
114 Woodridge Drive
Kennett Square, Pennsylvania 19348

Dear Bill:

We are delighted with the prospect of your joining PPL Corporation (PPL). On behalf of PPL, I would like to present our formal offer to you to join us as Executive Vice President & Chief Operating Officer, reporting directly to Jim Miller. As you know, Jim is currently President & COO and is expected to become Chairman, President and CEO upon Bill Hecht’s retirement later this year.

You will be Executive Vice President and Chief Operating Officer of PPL Corporation and an officer and employee of PPL Services Corporation, as well as serve on the boards of a number of our subsidiaries. In addition, you will be a member of the Corporate Leadership Council (CLC), a group currently comprised of the CEO, COO, CFO and chief legal officer. Naturally, as an elected officer, this position is subject to PPL’s Board of Directors’ approval. If you accept our offer, we will proceed to seek such approval immediately.

We have provided a level of base salary and performance-oriented incentive programs that will make employment with PPL both challenging and financially attractive.

Our offer includes a first-year compensation program consisting of an annualized salary of $525,000 plus incentive compensation.

As an elected officer, you will be eligible for various incentives. Currently, the annualized value of these incentives includes: (i) a target annual cash incentive of 75% of your annual salary; (ii) an annual incentive targeted at 120% of your annual salary in the form of restricted stock for performance achievement based on three year financial and operational goals, and specific, annual, strategic goals, and (iii) annual stock options valued at 120% of your annual salary. The total annual incentive target consisting of these three components is 315% of your annual salary. Awards under these programs are determined in the first quarter of the year for corporate performance during the prior year and for newly hired executives are typically pro-rated for time served.

As part of our offer, we will propose to the Compensation and Corporate Governance Committee of the Board (C&CGC) that the 2006 annual cash and long-term incentive (restricted stock unit and stock option) awards, made in January 2007, be at the full amount for the year and not pro-rated for partial 2006 service. Assuming you start employment July 1, 2006, the incremental value, over the normal pro-rata award, would be about $826,875, at target or budget performance. The actual award levels will be based on final 2006 performance.

In addition to the above annual compensation, we will provide a sign-on bonus with a value of $500,000, which will be paid $200,000 in cash, following your employment date, and $300,000 in the form of restricted stock units on which the restrictions will expire in three years. Should your employment be terminated during the restriction period for reasons other than for cause, we wilI cause the restrictions to lapse, subject to compliance with any legal requirements. If you voluntarily leave PPL prior to completion of one full-year of service, you would be required to return the cash sign-on bonus to PPL. Your signature below authorizes PPL to deduct any amounts owed from your final paycheck.

The enclosed term-sheet summarizes the components of our offer.

We will also extend to you change in control protection as an officer of PPL. This protection is provided to key executives under a separate contract and, in your case, when approved, would provide three times annual salary and cash bonus plus a gross-up for any excise taxes that may be required under Section 280G of the Internal Revenue Code. In addition, this contract will also provide a single-sum payment equal to the value of three additional years of service credit under PPL’s retirement program and continued access to coverage under the Company’s group health, life and disability insurance plans for a three-year period.

If your employment should be terminated within one year for any reason other than due to a change in control of PPL, and provided it is not for cause, we will provide you a severance payment equal to two year’s base salary. If your employment is terminated for reasons other than for cause after your first year of employment, you will continue to receive your salary for a period of 24 months or until you secure alternative employment, whichever occurs first, provided you execute a release in a form acceptable to PPL.

You will be eligible for PPL’s other executive benefits including coverage under the Supplemental Executive Retirement Plan (SERP), the Officers Deferred Compensation Plan (ODCP) and the Premium Incentive Exchange Program (Exchange Plan). The SERP provides officers with enhanced retirement benefits upon retirement after 10 years of service. The ODCP permits deferral of compensation to allow an executive to manage current income taxes, and the Exchange Plan allows eligible officers to exchange all or a portion of their annual cash incentive for PPL restricted stock units - at a 40% premium. The Exchange Plan is designed to assist executives in accumulating PPL stock in order to comply with our Executive Equity Ownership Guideline program. In your position, you would be required to hold three-times your salary in PPL shares by the end of five years.

As part of our offer, we will provide you with additional service for purposes of determining your SERP benefit if you retire under the plan; this service will be used to determine your eligibility for benefits (vesting and retirement eligibility) as well as used to enhance your benefit. This additional service will be equal to one year of additional service for each year of completed service with PPL, pro-rated for partial years. Assuming you retire at age 60 and have 11 completed years of PPL service at that time, your total retirement benefit would be about 43% of final average pay (22 years of service times 2% of final average pay for the first 20 years plus 1.5% for the years over 20). The PPL retirement benefit will be offset by any defined benefit pension amounts you have from former employers. The additional pension service will need the approval of the C&CGC which we will seek promptly.

Finally, you will, of course, also be eligible for PPL’s comprehensive package of other employee benefit plans including the tax qualified employee pension, savings/401(k) plan, health benefits, dental, life insurance, and other benefits. Of interest may be our vacation policy. We assume employees are hired as of age 22—therefore; you will be eligible for 6 weeks of vacation, prorated for your first year of hire.

To facilitate your move to the Lehigh Valley, PPL offers generous relocation benefits, which are managed by SIRVA Relocation. A relocation counselor will be assigned to you to provide support throughout the relocation process. Enclosed is a copy of General Procedure 504 - Relocation Expenses for Management Employees. If you are unable to complete the move within the one year outlined in the policy, we will be willing to provide an extension. If you have questions, regarding the relocation process, please contact John Clipper, 610-774-4152.

In order to continue the employment process, follow these steps:

•	This offer is valid through June 5, 2006 and we must have your written acceptance by that date. Please sign the enclosed copy of this letter.
•
Within the next two (2) working days from receipt of this letter call 800-760-8378, National Drug Screen, Inc. Tell them you are candidate for employment at PPL and are calling to schedule a pre-employment drug screen. They will schedule you and provide you with a location and time to go for the screening. If you experience any problems in scheduling your drug screen call the PPL Dispensary, 484-634-4028.

•	On the enclosed copy of this letter, write the date, time and name of the facility where you made arrangements for your drug screen.
•	Complete the enclosed PPL Application Form.
•	Complete the enclosed HR/Payroll Employment Information Form.

By June 5, return the signed letter, including drug screen arrangement information, completed PPL Application Form, completed HR/Payroll Form, and completed Fair Credit Reporting Act Form in the enclosed self-addressed envelope.

Our offer is contingent upon your satisfactory completion of the drug screen, background reference and security checks. Additionally, on your first day of employment we will need to complete the government-mandated I-9 form showing proof of employment eligibility under the Immigration Reform and Control Act of 1986. A list of suitable proofs of identity is enclosed.

We recognize that you would be interested in a long-term relationship with the Company, and it is certainly our hope and expectation that such a relationship would develop. Please know, however, that employment at the Company would be on an “at-will” basis. This means that it is for no defined period of time and can be terminated by either you or the Company, with or without cause or advance notice. Of course, as a professional courtesy, we would appreciate advance notification from you of any intended change in your employment status. Likewise, we would attempt, where appropriate, to provide reasonable notice of any intended change in your status.

Please feel free to call me at any time, at 610-774-4536 if you have any questions. We are looking forward to your joining us as a key member of the management team responsible for guiding PPL toward a successful future.

Sincerely,

Ronald Schwarz
Enclosures

Please sign below to accept this proposal:

Signed: __________________________ Date: ______________________

DATE OF DRUG SCREEN	FACILITY COMPLETING DRUG SCREEN

William H. Spence
PPL Offer

Illustrative Compensation Term Sheet

I.	Cash Compensation:

	Annual Base Salary:	$525,000
	Annual Cash Incentive @ 75% Target*:	$393,750

	Annual Total Cash at Target:	$918,750

II.	Annual Restricted Stock @ 120%Target*:	$630,000
	Grant (3-year restriction) Value

III.	Annual Stock Option Value @ 120% Target*:	$630,000

	Annual Total Direct Compensation at Target:		$2,178,750

I IV.	Special Consideration Values:

	• Sign on:	$500,000
	$200,000 in cash
	$300,000 in restricted stock units (3-year restriction)

	• 2006 Annual Cash Incentive:	$196,875
	Value of full-year award over pro-rata award;
	(assuming July 1 start date)

	• 2006 Long-term Incentive:	$630,000
	Value of full-year award over pro-rata award;
	50% restricted stock units (3-year restriction)
	50% stock options
	(assuming July 1 start date)

	• Additional service for purposes of determining PPL retirement benefits.

	Offer Grand Total Value		$3,505,625**

V.	Other:
• Executive Financial Planning
• Matching (100% on 3%) Savings/401(k) Plan
• Pension Plans - Qualified and Supplemental
• Six Weeks Vacation
• Health/Dental/Life Coverage
• Company-paid Sickness, Short-term and Long-term Disability
• Vision Care
• Prescription Drug Coverage
• Retiree Medical and Life Insurance

*
This illustration is based on a full year of plan participation; partial year participation will be determined in accordance with the employment offer letter. Incentive awards for 2006 performance period are made in 2007 are for 2006 performance.

**	Excluding the value of additional retirement service.